    Exhibit 10.1

December 29, 2023
DXC Technology
20408 Bashan Dr., Suite 231
Ashburn, VA 20147 United States

Raul Fernandez
(via e-mail)

Re:    Amended and Restated Offer Letter Dear Raul:
You and DXC Technology (the “Company”) are parties to that certain offer letter dated December 21, 2023 (the “Offer Letter”). This letter amends and restates the Offer Letter to reflect your full title and work location, and supersedes the Offer Letter in its entirety.

On behalf of the Company, we are pleased to extend you this offer of employment for the position of Interim President and Chief Executive Officer (“CEO”), with a start date on December 20, 2023, reporting to the Company’s board of directors (the “Board”). The Board greatly appreciates your willingness to assist the Company and forgo other opportunities in favor of providing your considerable executive experience and expertise leading the Company during this critical period for the Company. All monetary amounts set forth herein shall be in USD.

Base Salary: Your monthly base salary will be $115,000.00, prorated for any partial months of service, beginning with the effective date of your employment with DXC Technology (employment will be through its subsidiary DXC Technology Services LLC, together “DXC”) and will be paid in accordance with DXC’s regular payroll practices, less applicable deductions and withholdings. During your service as Interim President and CEO, you will not be eligible to receive any additional compensation for your service as a member of the Board.

Work Location: Your principal place of employment will be Miami, Florida; provided that you may be required to travel on Company business during the term of your employment.
Retention Bonus: In recognition of your willingness to lead the Company while the Board searches for a successor Chief Executive Officer (such individual, the “Successor”), you will receive a cash bonus in the amount of $1,000,000, payable on the first payroll date after your start date when you receive your first base salary payment; provided, however that you agree to repay such bonus to the Company in the event that you resign from your employment hereunder as Interim President and CEO prior to the date that the Successor commences employment with the Company.

Equity Awards: For each complete calendar month during which you serve as Interim President and CEO, you will be granted, effective as of the last day of each such month, a number of restricted stock units of the Company (“RSUs”) equal to (i) $1,470,833 divided by (ii) the fair market value of a share of the Company’s common stock as of the grant date (rounded to the nearest whole share). In addition, for each partial calendar month during which you serve as Interim President and CEO (including, without limitation, December 2023), you will be granted a pro-rata number of RSUs as set forth in the previous sentence based on the number of days served as Interim President and CEO during such month over the number of days in such month (for example, with respect to December of 2023, the pro-rata proportion will be 12/31, such that you will be granted 38.7% of the number of RSUs determined by the preceding sentence). The RSUs will be fully vested at grant and each RSU award will be settled in one installment on the first anniversary of the grant date.

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Benefits: By accepting this opportunity, you will be eligible to participate in the DXC Technology Benefits Program. The Benefits Program currently includes, but is not limited to, medical, dental, and vision coverage, health and dependent care reimbursement plans, life insurance and disability income protection, 401(k) plan, and tuition reimbursement. As of your first day of employment, you will begin accruing sick time and will be eligible for our paid holidays. You will be eligible for vacation pursuant to DXC’s Flexible Vacation Policy. Please refer to the DXC Technology Benefits Summary and the DXC Technology Employee Guidebook for more information.
You also acknowledge and agree acceptance of employment does not create a contract of employment for a specified term, and you may resign your employment at any time for any reason, and your employment may be terminated at the will of DXC at any time for any reason. You also understand any DXC handbooks, manuals, policies, and procedures are not contractual in nature and may be amended or abolished at the sole discretion of DXC at any time. You will be fully indemnified to the fullest extent permissible under law in respect of your services as an employee of the Company. Without limiting the generality of the foregoing, the Company will indemnify you for acts and omissions in your capacity as Interim President and CEO of the Company (including those that occurred prior to date of this letter as a member of the Board) to the maximum extent permitted under applicable law, both during and after the term of your employment with the Company.

We would appreciate it if you would indicate your acceptance of this amended and restated offer letter by signing and returning a copy of this letter by December 31, 2023.
If you have any questions, please feel free to get in touch with me at zhasan2@dxc.com. Sincerely,
/s/ Zafar Hasan

Zafar Hasan
Senior Vice President, Deputy General Counsel and Board Secretary DXC Technology

Acceptance: /s/ Raul Fernandez
Social Security Number: _XXXXXXXXX

Acceptance Date: December 29, 2023

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